Exhibit 99.1

Company/Investor Contact:
Dianne Will
Hemispherx Biopharma, Inc.
518-398-6222
ir@hemispherx.net

Hemispherx Biopharma Reports on Annual Stockholder Meeting

PHILADELPHIA, PA— March 22, 2011—Hemispherx Biopharma (NYSE AMEX: HEB) announced that it held its 2010 Annual Meeting of Stockholders on March 17, 2011.  Final voting results will be included in an 8-K to be filed later today.

Since last year’s meeting had a turnout of approximately 40%, the Company lowered the quorum for this meeting to 33.33%.  However, as a result of Management actively working to reach European stockholders that own approximately 40% of the outstanding shares, the Company surpassed the minimum quorum requirement with 53.1% of its outstanding shares voted.

At the meeting, each of the five nominees for Director named in the Company's Proxy Statement were elected to a one-year term and the selection of McGladrey & Pullen, LLP as independent auditors for the fiscal year ending December 31, 2010 was ratified.

With regard to the two non-binding advisory resolutions, the stockholders approved the compensation of Named Executive Officers and “one year” received the most votes regarding the frequency of when Stockholders should be given the right to approve executive compensation, followed by “three years”.

Overall, 71,839,141 of the 135,241,609 eligible shares were voted.  The Board of Directors extends their appreciation to all those stockholders that voted and encourage all stockholders to participate in the Company’s future stockholder meetings.

About Hemispherx Biopharma

Hemispherx Biopharma, Inc. is an advanced specialty pharmaceutical company engaged in the manufacture and clinical development of new drug entities for treatment of seriously debilitating disorders. Hemispherx’s flagship products include Alferon N Injection® (FDA approved for a category of sexually transmitted diseases) and the experimental therapeutics Ampligen® and Alferon® LDO. Ampligen® is an experimental RNA nucleic acid being developed for globally important debilitating diseases and disorders of the immune system. Hemispherx’s platform technology includes components for potential treatment of various severely debilitating and life threatening diseases. Hemispherx has patents comprising its core intellectual property estate and a fully commercialized product (Alferon N Injection®). The Company wholly owns and exclusively operates a GMP certified manufacturing facility in the United States for commercial products. For more information please visit www.hemispherx.net.

Information contained in this news release, other than historical information, should be considered forward-looking and is subject to various risk factors and uncertainties.  For instance, the strategies and operations of Hemispherx involve risk of competition, changing market conditions, change in laws and regulations affecting these industries and numerous other factors discussed in this release and in the Company’s filings with the Securities and Exchange Commission.  Any specifically referenced investigational drugs and associated technologies of the Company (including Ampligen® and Alferon® LDO) are experimental in nature and as such are not designated safe and effective by a regulatory authority for general use and are legally available only through clinical trials with the referenced disorders.  The forward-looking statements represent the Company’s judgment as of the date of this release.  The Company disclaims, however, any intent or obligation to update these forward-looking statements.  The planning, completion, results or submission of clinical trials do not imply that any study product will ever be approved commercially for the studied or other treatment indications.